CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                               OF

                        GOTTSCHALKS INC.


          We, Joseph W. Levy, Chairman of the Board and Chief Executive Officer of Gottschalks Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), and Gerald H. Blum, President, Chief Operating Officer, and Secretary of the Company, do hereby certify:

          FIRST: That at a meeting of the Board of Directors of the Company on May 9, 1987, in accordance with the General Corporation Law of Delaware and the Bylaws of the Corporation, resolutions were duly adopted that proposed amending the Certificate of Incorporation of the Company by adding thereto an Article numbered "ARTICLE X" to read as follows:
               "No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. In the event that the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders so as to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of this Corporation shall thereupon be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provision of this Article."

          SECOND: That thereafter, pursuant to the resolutions of the Board of Directors, the annual meeting of the stockholders of the Company was duly called and held on June 3, 1987, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

          FOURTH: That at the same meeting of the Board of Directors of the Company on May 9, 1987, in accordance with the General Corporation Law of Delaware and the Bylaws of the Corporation, resolutions were duly adopted that proposed amending the Certificate of Incorporation of the Company, by changing the Article thereof numbered "ARTICLE IV" to read as follows:
               "The total number of shares of stock which the Corporation shall have authority to issue is Thirty-Two Million (32,000,000) shares, consisting of Thirty Million (30,000,000) shares of Common Stock having a par value of $0.01 per share and Two Million (2,000,000) shares of Preferred Stock having a par value of $0.10 per share.
               "Shares of Preferred Stock may be issued from time to time in one or more series. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. The Board is hereby authorized to fix or alter the designations and powers, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such shares then outstanding."

          FIFTH: That thereafter, pursuant to the resolutions of the Board of Directors, the annual meeting of the stockholders of the Company was duly called and held on June 3, 1987, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

          SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General
Corporation Law of the State of Delaware.

          SEVENTH: That the capital of the Company shall not be reduced under or by reason of said amendments.

          IN WITNESS WHEREOF, the Company has caused this Certification to be signed by Joseph W. Levy, its Chairman of the Board and Chief Executive Officer, and Gerald H. Blum, its
President, Chief Operating Officer, and Secretary, this 4th day of June, 1987.

                                   GOTTSCHALKS INC.



                                   By:___________________________
                                      Joseph W. Levy, Chairman
                                      of the Board of Directors
                                      and Chief Executive Officer


ATTEST:



______________________________
Gerald H. Blum, President,
Chief Operating Officer
and Secretary